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                                                                    EXHIBIT 99.1







September 23, 2003                              FOR IMMEDIATE RELEASE
                                                ---------------------
Contacts:

Richard F. Bonini                               Mario S. Levis
Senior Executive Vice President                 Senior Executive Vice
and Chief Financial Officer                     President and Treasurer
Tel: (212) 329-3728                             Tel: (787) 474-6709


                      DORAL FINANCIAL ANNOUNCES PRICING OF
                 $300,000,000 OF ITS 4.75% PERPETUAL CUMULATIVE
                           CONVERTIBLE PREFERRED STOCK

         San Juan, Puerto Rico, September 23, 2003 - Doral Financial Corporation (NYSE: DRL), announced today that it had entered into an agreement, subject to standard closing conditions, to sell $300 million of its 4.75% Perpetual Cumulative Convertible Preferred Stock (liquidation preference $250 per share) in a private offering to qualified institutional buyers pursuant to Rule 144A. The Company also granted the initial purchasers of the preferred stock an option to purchase up to an additional $45 million of the preferred stock.

         The Company disclosed that dividends on the preferred stock will be cumulative and will be payable quarterly at an annual rate of 4.75% of the liquidation preference, when, as and if declared by the Company's board of directors. Each share of the preferred stock will be convertible, under certain conditions, into 4.1904 shares of the Company's common stock or at an initial conversion price of $59.66 per common share, which represents an approximately 30% premium over today's closing price of $45.89. The shares may only be converted upon the occurrence of certain corporate transactions or if the closing price of the Company's common stock exceeds 120% of the conversion price (initially 120% of $59.66, or $71.59) for 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter. The shares of common stock issuable upon conversion of the preferred

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stock will not be taken into account in computing the Company's diluted earnings per share until the conditions for conversion are met. On or after September 30, 2008, the Company will have the option to require the conversion of the preferred stock into common stock if certain conditions are met.

         The Company expects to use $200 million of the net proceeds of the offering to repay its 8.5% medium term notes due July 8, 2004 at maturity and to use the remainder of the net proceeds for general corporate purposes. The Company disclosed that it expected that the savings associated with paying off the higher cost debt at maturity would represent savings of approximately $3.5 million in 2004.

         The preferred stock, and the common stock to be issued on the conversion of the preferred stock, have not been registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration under the Securities Act of 1933, as amended.

         This press release does not constitute an offer to sell, or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.